Exhibit 99.0

RESTATED CERTIFICATE OF INCORPORATION

OF

MATTEL, INC.

The present name of the corporation is Mattel, Inc. (hereinafter called the “Company”). The date of the filing of the Company’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 6, 1968. This Restated Certificate of Incorporation of the Company, which restates and integrates but does not further amend the provisions of the Certificate of Incorporation of the Company as heretofore amended, supplemented and restated, was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Company, as amended, supplemented and restated through the date hereof, is hereby restated to read as follows:

FIRST: The name of the corporation (hereinafter called the “Company”) is MATTEL, INC.

SECOND: The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Company is authorized to issue a total of one billion twenty three million (1,023,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, one billion (1,000,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of One Dollar ($1.00), three million (3,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00), and twenty million (20,000,000) shares of Preference Stock, each of which shares of Preference Stock has a par value of one cent ($0.01).

A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

A. Preferred Stock and Preference Stock:

Shares of Preferred Stock and Preference Stock may be issued from time to time in one or more series.

The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Article FOURTH, to fix by resolution or resolutions the designation of each series of Preferred Stock and Preference Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware.

If any proposed amendment to the Certificate of Incorporation of the Company would alter or change the preferences, special rights or powers given to any one or more outstanding series of Preferred Stock or Preference Stock so as to affect such series adversely, or would authorize the issuance of a class or classes of stock having preferences or rights with respect to dividends or dissolution or the distribution of assets that would be superior to the preferences or rights of such series of Preferred Stock or Preference Stock, then the holders of each such series of Preferred Stock or Preference Stock so affected by the amendment shall be entitled to vote as a series upon such amendment, and the affirmative vote of two-thirds (2/3) of the outstanding shares of each such series shall be necessary to the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of Delaware.

The number of authorized shares of Preferred Stock and Preference Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, without there being a class vote of the Preferred Stock or Preference Stock.

B. Common Stock:

Subject to all of the preferences and rights of the Preferred Stock and the Preference Stock or a series of either that may be fixed by a resolution or resolutions of the Board of Directors, dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends.

Except as may otherwise be provided by a resolution or resolutions of the Board of Directors concerning the Preferred Stock and the Preference Stock or a series of either, or by this Certificate of Incorporation or the General Corporation Law of Delaware, the holders of the shares of Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive power to vote.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Company.

SIXTH: The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law against any and all expenses, judgments, fines amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the Delaware General Corporation Law.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

IN WITNESS WHEREOF, Mattel, Inc. has caused Restated Certificate of Incorporation to be signed by its authorized officer this 21st day of May, 2007.

MATTEL, INC.

By:	/s/ Robert Normile
Name:	Robert Normile
Title:	Senior Vice President, General Counsel and Secretary

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